Exhibit 99.1

830 Winter Street, Waltham, MA 02451-1477	TEL: (781) 895-0600 FAX: (781) 895-0611

Contacts

For Investors: ImmunoGen, Inc. Carol Hausner, 781-895-0600 info@immunogen.com	For Media: Pure Communications, Inc. Dan Budwick, 973-271-6085 DRAFT

ImmunoGen, Inc. Reports Fourth Quarter and Fiscal Year 2014 Financial Results

–Company Provides Corporate Update and Fiscal Year 2015 Financial Guidance –

– Conference Call Today at 8:00 am ET–

•                  Advancing pipeline of wholly owned therapeutic candidates: IMGN853 beginning evaluation in target patient populations; initial evidence of IMGN529 activity; IMGN289 being assessed at increasingly higher doses; next IND candidate disclosed.

•                  Partner progress, includes impressive clinical data for SAR3419 and SAR650984 presented at recent medical meeting, advancement of ninth partner compound into clinic, and expected readout of Kadcyla® MARIANNE trial later this year.

•                  Company ends fiscal year with solid cash position.

WALTHAM, MA, August 1, 2014 — ImmunoGen, Inc. (Nasdaq: IMGN), a biotechnology company that develops novel anticancer therapeutics using its antibody-drug conjugate (ADC) technology, today reported financial results for the three-month period ended June 30, 2014 — the fourth quarter of the Company’s 2014 fiscal year. ImmunoGen also provided an update on product programs and guidance for its 2015 fiscal year.

“We believe the potential value of our wholly owned and partner compounds will become considerably more established over the next 12 months,” commented Daniel Junius, President and CEO. “For our wholly owned compounds, a key step in this process is having the appropriate dosing information to begin initial assessment for efficacy in target patient populations. IMGN853 has now reached this stage, and we expect IMGN529 and IMGN289 are being dosed at levels where the selected dose for each could be established within the next six months.”

Mr. Junius continued, “Over the course of the coming year, we also expect to have markedly greater insight into potential for a number of partner programs. This certainly includes the expected disclosure by Roche of the findings from the MARIANNE phase III trial as well as an increasing body of data on the adoption of Kadcyla on a global basis.  We expect it to also include more insight into the development programs for several other compounds as well as the advancement of additional experimental therapies into clinical testing. Sanofi, for example, has now advanced another ADC compound, SAR408701, into phase I testing.”

ImmunoGen Wholly Owned Product Candidates

IMGN853, an ADC, is a potential new therapy for folate receptor α (FRα)-positive cancers, including ovarian and endometrial cancers.

•                  IMGN853 has demonstrated initial evidence of activity — used as a single agent —against both ovarian and endometrial cancer tumors and has been granted orphan drug status by the US FDA for ovarian cancer. The Company is currently assessing IMGN853 dosed once every three weeks (Q3W) and on a modified weekly (Q1W) basis.

•                  For the Q3W schedule, the recommended phase II dose has been established and IMGN853 is beginning to be assessed in patients who specifically have platinum-resistant ovarian cancer or relapsed endometrial cancer.

•                  Dose escalation with Q1W is ongoing, as assessment of this schedule began more recently.

IMGN529, a CD37-targeting ADC, is a potential new treatment for B-cell malignancies, including non-Hodgkin lymphoma.

•                  The first clinical data with IMGN529 were reported at the American Society of Clinical Oncology (ASCO) in June and showed initial evidence of activity. Dose escalation is ongoing.

IMGN289, an EGFR-targeting ADC, is a potential new treatment for squamous cell head/neck cancers, squamous and non-squamous non-small cell lung cancers, and other EGFR-positive cancers.

•                  Phase I testing is underway and dose escalation is ongoing.

IMGN779, a preclinical CD33-targeting ADC, is a potential treatment for acute myeloid leukemia (AML). IMGN779 utilizes DGN462, one of the Company’s new DNA-acting payloads.

•                  ImmunoGen presented preclinical data at the European Hematology Association (EHA) meeting that showed IMGN779 has potent, targeted activity against AML cells with desired tolerability.

•                  IND submission is expected in 2015.

Partner Compounds

Roche’s marketed product, Kadcyla (ado-trastuzumab emtansine), is the lead therapy utilizing ImmunoGen’s ADC technology.

•                 Sales — Roche reported global Kadcyla sales of 125 million CHF (approximately $140 million) for its quarter ending June 30, 2014, comprising 70 million CHF in the US and 55 million CHF internationally. ImmunoGen receives and recognizes royalties on Kadcyla sales in the quarter after the quarter in which Roche records the sales.

•                  Patient enrollment is now underway in the KRISTINE phase III trial, which assesses Kadcyla in the neo-adjuvant setting. Among the three phase III trials assessing Kadcyla in early stage breast cancer, this is expected to be the first to reach its primary endpoint, which is pathologic complete response (pCR).

•                  A number of other phase III Kadcyla trials are underway, as previously reported.

These include the MARIANNE trial assessing Kadcyla for the first-line treatment of HER2-positive metastatic breast cancer (readout expected in 2H2014; filing — with positive results — in 2015); KAITLIN assessing Kadcyla for adjuvant use in early stage HER2-positive breast cancer; KATHERINE assessing Kadcyla to treat residual invasive disease in early stage HER2-positive breast cancer; and GATSBY assessing Kadcyla as a treatment for advanced HER2-positive gastric cancer (with data and — if positive — filing expected in 2015).

Numerous clinical and preclinical anti-cancer compounds are being developed by leading healthcare companies through partnerships with ImmunoGen.

•                  These include Amgen, Bayer HealthCare, Novartis, Lilly, and Sanofi as well as Roche.

•                  Nine compounds are now in clinical testing through ImmunoGen partnerships, reflecting Sanofi’s advancement of the ADC SAR408701 into the clinic as a potential new treatment for solid tumors.

•                  Impressive data with two other Sanofi compounds were reported at ASCO in June: proof of concept data for the ADC SAR3419, which were selected for Best of ASCO, and findings with the CD38-targeting therapeutic, or “naked” antibody, SAR650984.

•                  In July, Sanofi advanced SAR650984 into Phase II clinical testing, triggering a $3 million milestone payment to ImmunoGen which will be reflected in the Company’s first quarter fiscal year 2015 financial results. As a naked antibody, SAR650984 is not covered by ImmunoGen ADC patents, and Company inventions specifically related to this antibody were assigned to Sanofi with the product license. Accordingly, ImmunoGen expects the royalty rates on sales of SAR650984, should it be successfully developed and commercialized, to be in the low single digits.

Fiscal Year 2014 Financial Results

For the Company’s fiscal year ended June 30, 2014 (FY2014), ImmunoGen reported a net loss of $71.4 million, or $0.83 per basic and diluted share, compared to a net loss of $72.8 million, or $0.87 per basic and diluted share, for its fiscal year ended June 30, 2013 (FY2013). For the quarter ending June 30, 2014, ImmunoGen reported a net loss of $26.5 million, or $0.31 per basic and diluted share, compared to a net loss of $21.9 million, or $0.26 per basic and diluted share, for the same quarter in FY2013.

Revenues in FY2014 were $59.9 million, compared to $35.5 million in FY2013. Revenues in FY2014 include $39.5 million of license and milestone fees compared to $24.2 million in FY2013. The increase in FY2014 revenues is primarily driven by the number of development and commercialization licenses taken by Novartis and Lilly during the period and the associated amortization of their upfront license fees. Revenues in FY2014 also include $10.3 million of royalty payments received from Roche in FY2014 for sales of Kadcyla during the twelve-month period ended March 31, 2014, compared to $0.6 million of royalty payments received in FY2013. Kadcyla was approved and launched in the US in late February 2013, and has since been launched in an increasing number of other countries. Additionally, revenues in FY2014 include $7.2 million of research and development support fees, compared to $7.9 million in such fees for FY2013, and $2.9 million of clinical materials revenue, compared to $2.8 million for FY2013. The level of research support and the number of batches of clinical materials produced and released to partners varies on a year-to-year basis.

Operating expenses in FY2014 were $131.4 million, compared to $108.5 million in FY2013. Operating expenses in FY2014 include research and development expenses of $107.0 million, compared to $87.1 million in FY2013. In FY2014, the Company recorded a $12.8 million ($0.15/share) non-cash charge to research and development expense related to technology rights under the collaboration agreement executed with CytomX in January 2014. Also driving the change from the prior year are increased personnel expenses, principally resulting from increased staffing and stock compensation expense. Operating expenses also include general and administrative expenses of $24.5 million in FY2014, compared to $21.5 million in FY2013. This increase is primarily due to increased personnel expenses, patent expenses and other professional service fees.

ImmunoGen had approximately $142.3 million in cash and cash equivalents as of June 30, 2014, compared with $195.0 million as of June 30, 2013 and had no debt outstanding in either period. Cash used in operations was $53.7 million in FY2014, compared with $60.3 million in FY2013. Capital expenditures were $8.2 million and $3.8 million for FY2014 and FY2013, respectively.

Financial Guidance for 2015 Fiscal Year

For its fiscal year ending June 30, 2015, ImmunoGen expects: its revenues to be between $100 million and $105 million; its operating expenses to be between $160 million and $165 million; its net loss to be between $60 million and $65 million; its cash used in operations to be between $55 million and $60 million; and its capital expenditures to be between $7 million and $9 million. Cash and marketable securities at June 30, 2015 are anticipated to be between $75 million and $85 million.

“The top priority at ImmunoGen is establishing the potential benefit to patients of our wholly owned compounds,” commented David Johnston, EVP and CFO. “That information is key not only to the value associated with ImmunoGen, but also to development path and funding decisions. We believe our existing financial resources and expected inflows are sufficient to establish this for our lead product programs.”

Conference Call Information

ImmunoGen is holding a conference call today at 8:00 am ET to discuss the quarterly results. To access the live call by phone, dial 913-905-3226; the conference ID is 2600176. The call also may be accessed through the Investor Information section of the Company’s website, www.immunogen.com. Following the live webcast, a replay of the call will be available at the same location through August 15, 2014.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer therapeutics. The Company’s ADC technology uses tumor-targeting antibodies to deliver an ImmunoGen cell-killing agent specifically to cancer cells; the Company has also developed antibodies with anticancer activity of their own. The first product with ImmunoGen’s ADC technology is Roche’s Kadcyla. ImmunoGen has three wholly owned product candidates in clinical testing with additional compounds in clinical testing through the Company’s partnerships with Amgen, Bayer HealthCare, Biotest and Sanofi. More information about ImmunoGen can be found at www.immunogen.com.

Kadcyla® is a registered trademark of Genentech, a member of the Roche Group.

This press release includes forward-looking statements based on management’s current expectations. These statements include, but are not limited to, ImmunoGen’s expectations related to: the Company’s revenues, operating expenses, net loss, cash used in operations and capital expenditures in its 2015 fiscal year; its cash and marketable securities as of June 30, 2015; the occurrence, timing and outcome of potential pre-clinical, clinical and regulatory events related to the Company’s and its collaboration partners’ product programs; and the presentation of preclinical and clinical data on the Company’s and collaboration partners’ product candidates. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the timing and outcome of ImmunoGen’s and the Company’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies, clinical trials and regulatory processes; ImmunoGen’s ability to financially support its product programs; ImmunoGen’s dependence on collaborative partners; industry merger and acquisition activity; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013 and other reports filed with the Securities and Exchange Commission.

-Financials Follow-

ImmunoGen, Inc. Reports Fourth Quarter and Fiscal Year 2014 Financial Results

IMMUNOGEN, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	June 30,
	2014	2013
ASSETS

Cash and cash equivalents	$142,261	$194,960
Other assets	23,057	18,636

Total assets	$165,318	$213,596

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$21,254	$19,173
Long-term portion of deferred revenue and other long-term liabilities	68,365	72,576
Shareholders’ equity	75,699	121,847

Total liabilities and shareholders’ equity	$165,318	$213,596

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2014	2013	2014	2013

Revenues:
License and milestone fees	$305	$855	$39,455	$24,227
Royalty revenue	3,400	592	10,346	592
Research and development support	1,327	2,203	7,187	7,873
Clinical materials revenue	711	181	2,908	2,843

Total revenues	5,743	3,831	59,896	35,535

Expenses:
Research and development	25,787	20,399	106,958	87,073
General and administrative	6,456	5,373	24,469	21,471

Total operating expenses	32,243	25,772	131,427	108,544

Loss from operations	(26,500)	(21,941)	(71,531)	(73,009)

Other income, net	1	66	167	198

Net loss	$(26,499)	$(21,875)	$(71,364)	$(72,811)

Net loss per common share, basic and diluted	$(0.31)	$(0.26)	$(0.83)	$(0.87)

Weighted average common shares outstanding, basic and diluted	85,802	84,554	85,481	84,063